    (LOGO)

    WORLD MONITOR TRUST II--
    SERIES E
    MONTHLY REPORT/
    OCTOBER 26, 2001

WORLD MONITOR TRUST II--SERIES E
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Dear Interest Holder:

Enclosed is the report for the period from September 29, 2001 to October 26, 2001 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of October 26, 2001 was $142.57, an increase of 3.45% from the September 28, 2001 value of $137.82. The year-to-date return for Series E was an increase of 18.45% as of October 26, 2001.

The estimated net asset value per interest as of November 14, 2001 was $141.49. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-1017.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
------------------------------------------------
For the period from September 29, 2001
  to October 26, 2001
Revenues:
Realized gain on commodity
  transactions.......................   $128,005
Change in unrealized commodity
  positions..........................    269,010
Interest income......................     22,818
                                        --------
                                         419,833
                                        --------
Expenses:
Commissions..........................     38,707
Management fees......................     12,965
Incentive fees.......................     74,297
Other transaction fees...............      1,470
Other expenses.......................      6,157
                                        --------
                                         133,596
                                        --------
Net gain.............................   $286,237
                                        --------
                                        --------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from September 29, 2001
  to October 26, 2001
                                             Per
                                Total      Interest
                              ----------   --------
Net asset value at beginning
  of period (59,689.815
  interests)................  $8,226,290   $ 137.82
Contributions...............     111,000
Net gain....................     286,237
Redemptions.................     (73,100)
                              ----------
Net asset value at end of
  period (59,975.494
  interests)................  $8,550,427     142.57
                              ----------
                              ----------
                                           --------
Change in net asset value per
  interest..............................   $   4.75
                                           --------
                                           --------
Percentage change.......................       3.45%
                                           --------
                                           --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             /s/ Barbara J. Brooks
                             -------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer